EXHIBIT F


                         April 20, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:  Entergy Corporation, et al.

Gentlemen:

     In connection with the transaction proposed and described in the Application or Declaration on Form U-1 filed with the
Securities and Exchange Commission by Entergy Corporation ("Entergy") and certain its operating public utility subsidiaries (the "Entergy Operating Companies") to which this opinion is an exhibit, I have examined, among other things, the Application or Declaration on Form U-1 and the documents referred to in it.

      In my opinion, if the Application or Declaration is granted and permitted to become effective; if all of the actions proposed to be taken by the boards of directors of the applicants are taken; and if all of the proposed transactions are consummated in accordance with the aforesaid Application or Declaration and the Commission's order approving same:

          (a)   all  state   laws   applicable  to  the  proposed
      transactions will have been complied with;

          (b)  the consummation of the proposed transactions will
      not  violate  the  legal  rights  of  the  holders  of  any
      securities   issued  by  Entergy,  the  Entergy   Operating
      Companies, or any associate company.

      I consent to the use of this opinion as part of the above-mentioned Application or Declaration.

                                   Very truly yours,

                                    /s/ Laurence M. Hamric
                                    Laurence M. Hamric, Esq.